Exhibit 4.7
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.
NYTEX ENERGY HOLDING, INC.
FORM OF
WARRANT TO PURCHASE COMMON STOCK

Warrant No. NYT-2010-	Dated: , 2010
     NYTEX Energy Holding, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received,                                          or his or her Permitted Transferees (as hereinafter defined) (the“Holder”), is entitled to purchase from the Company up to a total of                      shares of common stock, par value $.001 per share (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares issuable under the warrants, the “Warrant Shares”) at an exercise price of $2.00 (as adjusted from time to time as provided in Section 9, the “Exercise Price”), at any time and from the date hereof and through                     , 2013 (the “Expiration Date”), and subject to the following terms and conditions.
     This Warrant (“Warrant”) is one of a series of warrants issued pursuant to that certain Confidential Private Placement Memorandum, dated October 12, 2010, as the same may be amended or supplemented from time to time (the “Memorandum”), pursuant to which the Company is offering (the “Offering”) units (the “Units”) consisting of Series A Preferred Stock and Warrants (of which this Warrant is one) exercisable for shares of Common Stock of the Company. The Holder has purchased Units pursuant to that certain Subscription Agreement, dated as of the date hereof, by and between the Company and the Holder (the “Subscription Agreement”). All warrants that are included in the Units are referred to herein, collectively, as the “Warrants” and the holders of the Warrants (as well as any subsequent Permitted Transferee) along with the Holder named herein, the “Holders.”
     1. Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Subscription Agreement.
     2. Registration of Warrant. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual transfer of the Warrants.
     3. Registration of Transfers. The Company shall register the transfer and/or assignment of any portion of this Warrant (a “Permitted Transferee”) in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company’s transfer agent or to the Company at its address specified herein. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the Permitted Transferee, the portion so transferred shall be cancelled, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the Permitted Transferee thereof shall be deemed the acceptance by such Permitted Transferee of all of the rights and obligations of a holder of a Warrant.
     4. Exercise and Duration of Warrants.
          (a) This Warrant shall be exercisable by the registered Holder at any time and from time to time on or after the date hereof to and including the Expiration Date. At 5:00 p.m., (New York City time) on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and no longer be outstanding.
          (b) The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), appropriately completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “Cashless Exercise” if so indicated in the Exercise Notice pursuant to Section 10 below), and the date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.”
          (c) Exercise Disputes. In the case of any dispute with respect to the number of shares to be issued upon exercise of this Warrant, the Company shall promptly issue such number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the Holder via fax (or, it the Holder has not provided the Company with a fax number, by overnight courier) within five (5) Business Days of receipt of the Holder’s election to purchase Warrant Shares. If the Holder and the Company are unable to agree as to the determination of the Exercise Price within five (5) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall in accordance with this Section, submit via facsimile the disputed determination to its independent auditor. The Company shall cause its independent auditor to perform the determinations or calculations and notify the Company and the Holder of the results promptly, in writing and in sufficient detail to give the Holder and the Company a clear understanding of the issue. The determination by the Company’s independent auditor shall be binding upon all parties absent manifest error. The Company shall then on the next Business Day instruct its transfer agent to issue certificate(s) representing the appropriate number of Warrant Shares of Common Stock in accordance with the independent auditor’s determination and this Section. The prevailing party shall be entitled to reimbursement of all reasonable fees and expenses of such determination and calculation.
     5. Delivery of Warrant Shares.
          (a) Upon exercise of this Warrant, the Company shall promptly (but in no event later than three (3) Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate for the Warrant Shares to which the Holder is entitled upon such exercise, free of restrictive legends unless a registration statement covering the resale of the Warrant Shares and naming the Holder as a selling stockholder thereunder is not then effective and the Warrant Shares are not freely transferable pursuant to Rule 144 under the Securities Act. To the extent the Warrant Shares may be issued free of restrictive legends as set forth above, upon request of the Holder, the Company shall use its best efforts to deliver Warrant Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. For the purposes hereof, the term “Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary trading market and/or quotation system, as the case may be, (b) if the Common Stock is not then listed or quoted and traded on any trading market, then a day on which trading occurs on the Nasdaq Global Market (or any successor thereto), or (c) if trading ceases to occur on the Nasdaq Global Market (or any successor thereto), any Business Day.
          (b) This Warrant is exercisable, either in its entirety or, from time to time, for a portion of the number of Warrant Shares. Upon surrender of this Warrant following one or more partial exercises, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.
          (c) The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, the recovery of any judgment against any individual or entity (collectively, a “Person”) or any action to enforce the same, or any setoff, counterclaim or recoupment against the Holder, or any breach or alleged breach by the Holder or any other Person of any other obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares.
     6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.
     7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction, or surrender of any mutilated Warrant, and customary and reasonable bond or indemnity, if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe.
     8. Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (after giving effect to the adjustments and restrictions of Section 9, if any). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable. The Company will take all such action as may be necessary to assure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Common Stock may be listed.
     9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

          (a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.
          (b) Additional Issuances of Equity Securities. (i) If the Company, at any time prior to                           , 2012 [TWO YEARS FROM WARRANT ISSUANCE], shall issue or sell any Equity Securities (as defined below) at an effective price per share less than the then effective Exercise Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”), as adjusted hereunder (if the holder of the Equity Securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, be entitled to receive shares of Common Stock at an effective price per share which is less than the then effective Exercise Price, such issuance shall be deemed to have occurred for less than the then effective Exercise Price on such date of the Dilutive Issuance), then, the Exercise Price shall be reduced to equal the Base Share Price; provided, however, in no event shall the Exercise Price be less than $0.001 per share. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 9(b) (i) in respect of Exempt Issuances (as defined below).
          (ii) If the Company, at any time after                           , 2012 [TWO YEARS FROM WARRANT ISSUANCE], shall issue or sell any Equity Securities at an effective price per share less than the then effective Exercise Price in a transaction that constitutes a Dilutive Issuance, as adjusted hereunder (if the holder of the Equity Securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, be entitled to receive shares of Common Stock at an effective price per share which is less than the then effective Exercise Price, such issuance shall be deemed to have occurred for less than the then effective Exercise Price on such date of the Dilutive Issuance), then the then effective Exercise Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Exercise Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Exercise Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 9(b)(ii) in respect of Exempt Issuances (as defined below).
          (iii) The Company shall notify the Holder in writing as promptly as reasonably possible following the issuance of any Equity Securities subject to this section, indicating therein the applicable issuance price, or of any applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 9(b), upon the occurrence of any Dilutive Issuance while this Warrant is outstanding, after the date of such Dilutive Issuance, the Holder is entitled to (x) the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Exercise Notice in the case of Section 9(b)(i) above or (y) the reduced Exercise

Price regardless of whether the Holder accurately refers to the reduced Exercise Price in the Exercise Notice in the case of Section 9(b)(ii).
For purposes of this Section 9(b), the following definitions shall apply:
     “Common Stock Equivalents” means any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
     “Equity Securities” means (i) Common Stock and (ii) Common Stock Equivalents.
     “Exempt Issuance” means (i) any Equity Securities issued or issuable pursuant to options, warrants or other rights issued or issuable to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to equity incentive plans or other employee benefit arrangements; (ii) any Equity Securities issued or issuable pursuant to any rights or agreements, stock options, warrants or convertible securities outstanding as of the issuance date of this Warrant; (iii) any Equity Securities issued or issuable for consideration other than cash pursuant to a merger, consolidation, strategic alliance, acquisition or similar business combination; (iv) any Equity Securities issued or issuable in connection with any stock split, stock dividend, distribution or recapitalization by the Company; (v) any Equity Securities issued or issuable pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution; and (vi) any Equity Securities issued or issuable to Holders, the placement agent for the Offering or any of their respective affiliates in connection with the Offering.
          (c) Fundamental Transactions. If at any time during the term of this Warrant the Company proposes to engage in a “Fundamental Transaction” (as hereinafter defined) then, and in any one or more of such cases, the Company will give to the Holder at least 10 days’ prior written notice of the date on which the books of the Company will close or a record will be taken for determining rights to vote with respect to such Fundamental Transaction. Such notice will describe the nature of the Fundamental Transaction, the date on which the holders of the Common Shares will be entitled thereto, and such notice will also specify the date on which the holders of the Common Shares will be entitled to exchange the Common Shares for securities or other property deliverable upon the consummation of the Fundamental Transaction. A “Fundamental Transaction” is any (i) merger or consolidation of the Company with or into (whether or not the Company is the surviving corporation) another Person, (ii) any sale, assignment, transfer, conveyance or other disposition by the Company of all or substantially all of its assets in one or a series of related transactions; provided, however, that for avoidance of doubt, the granting of a lien on all or substantially all of the Company’s assets as collateral shall not be deemed a Fundamental Transaction hereunder, (iii) purchase, tender or exchange offer by the Company (or to which the Company is a party) that will be for more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (iv) business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) requiring shareholder approval with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 9(a) above).

          (d) No Avoidance. The Company will not by reorganization, transfer of assets, consolidation, merger, dissolution, or otherwise, avoid or seek to avoid observance or performance of any of the terms of this Section 9, but will at all times in good faith assist in the carrying out and performance of all provisions of this Section 9 in order to protect the rights of the Holder against impairment.
          (e) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) or (b) of this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, as applicable, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased, as applicable, number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.
          (f) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.
          (g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.
          (h) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, or enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least ten calendar days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.
     10. Payment of Exercise Price. The Holder shall pay the Exercise Price in immediately available funds (a “Cash Exercise”); or at any time when a registration statement covering the resale of the Warrant Shares by the Holder is not available on the date that is 180 days after the final closing of the Offering, the Holder may satisfy its obligation to pay the Exercise Price through a “Cashless Exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised (prior to cashless exercise).

A = the average of the Closing Prices for the five (5) Trading Days immediately prior to (but not including) the Exercise Date.

B = the Exercise Price.
For purposes of this Section 10, “Closing Prices” for any date, shall mean the closing price per share of the Common Stock for such date (or the nearest preceding date) on the primary trading market or quotation system on which the Common Stock is then listed or quoted.
For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued to the Holder (provided the U.S. Securities and Exchange Commission continues to take the position that such treatment is proper at the time of such exercise).
     11. Limitation on Exercise. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), does not exceed 4.999% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, “beneficial ownership” shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The Company’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section shall be suspended (and shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation, but in no event later than the Expiration Date. By written notice to the Company, the Holder may waive the provisions of this Section or increase or decrease the Maximum Percentage to any other percentage specified in such notice, but any such waiver or increase will not be effective until the 61st day after such notice is delivered to the Company.
     12. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. In lieu of any fractional shares which would otherwise be issuable, subject to Section 11, the Company shall pay the Holder entitled to such fractional Warrant Share a sum in cash equal to such fraction (calculated to the nearest 1/100th of a Warrant Share) multiplied by the then effective Exercise Price.
     13. Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Exercise Notice or Form of Assignment) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in the Subscription Agreement prior to 5:00 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in the Subscription Agreement on a day that is not a Trading Day or later than 5:00 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices or communications shall be as set forth in the Subscription Agreement.
     14. Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon thirty (30) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation and/or other entity into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.
     15. Miscellaneous.
          (a) Transfer or Assignment of Warrants. Subject to the restrictions on transfer set forth on the first page hereof, this Warrant may be transferred or assigned by the Holder to a Permitted Transferee pursuant to Section 3, provided that, among other things, the Permitted Transferee covenants to be bound by the terms hereof. This Warrant may not be assigned by the Company, except to a successor or assignee in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant.
          (b) No Dilution or Other Impairment. The Company will not, by amendment of its governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, seek to call or redeem this Warrant or avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any Warrant Shares above the amount payable therefor on such exercise, (ii) will take all such action as may be reasonably necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares, free from all taxes, liens, security interests, encumbrances, preemptive or similar rights and charges of stockholders (other than those imposed by the Holders) on the exercise of the Warrant, and (iii) will not close its stockholder books or records in any manner which interferes with the timely exercise of this Warrant.
          (c) Remedies; Specific Performance. The Company acknowledges and agrees that there would be no adequate remedy at law to the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant and accordingly, the Company agrees that, in addition to any other remedy to which the Holder may be entitled at law or in equity, the Holder shall be entitled to seek to compel specific performance of the obligations of the Company under this Warrant, without the posting of any bond, in accordance with the terms and conditions of this Warrant and if any action should be brought in equity to enforce any of the provisions of this Warrant, the Company shall not raise the defense that there is an adequate remedy at law. Except as otherwise provided by law, a delay or omission by the Holder hereof in exercising any right or remedy accruing upon any such breach shall not impair the right or remedy or constitute a waiver of or acquiescence in any such breach. No remedy shall be exclusive of any other remedy. All available remedies shall be cumulative.
          (d) Amendments and Waivers. The Company may, without the consent of the Holders (but with written notice to the Holders), by supplemental agreement or otherwise, (i) make any changes or corrections in this Warrant that are required to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or (ii) add to the covenants and agreements of the Company for the benefit of the Holders (including, without limitation, reduce the Exercise Price or extend the Expiration Date), or surrender any rights or power reserved to or conferred upon the Company in this Warrant; provided that, in the case of (i) or (ii), such changes or corrections shall not adversely affect the interests of Holders of then outstanding Warrants in any material respect. This Warrant may also be amended or waived with the consent of the Company and the Holder. Further, the Company may, with the consent, in writing or at a meeting, of the Holders of the then outstanding Warrants exercisable for at least sixty-six and two-thirds (66-2/3%) percent of the Common Stock issuable upon exercise of such Warrants (the “Required Holders”), amend in any way, by supplemental agreement or otherwise, this Warrant and/or all of the outstanding Warrants; provided, however, that (i) no such amendment by its express terms shall adversely affect any Holder differently than it affects all other Holders, unless such Holder consents thereto, and (ii) no such amendment concerning the number of Warrant Shares or Exercise Price shall be made unless any Holder who will be affected by such amendment consents thereto. If a new warrant agent is appointed by the Company, it shall at the request of the Company, and without need of independent inquiry as to whether such supplemental agreement is permitted by the terms of this Section 15(d), join with the Company in the execution and delivery of any such supplemental agreements, but shall not be required to join in such execution and delivery for such supplemental agreement to become effective.
          (e) Governing Law; Venue; Waiver of Jury Trial. This Warrant shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware without regard to the conflicts of laws principles thereof. The parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to, arising out of or under this Warrant, shall be brought solely and exclusively in a federal or state court located in Delaware. By its execution hereof, the parties hereby expressly covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in Delaware and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in Delaware. The parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding (including, but not limited to, any motions made), the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements. The Company and Holders hereby waive all rights to a trial by jury.
          (f) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.
          (g) Partial Invalidity. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.
          (h) Rights as Stockholder. The Holder shall have no rights as a stockholder of the Company with respect to any Warrant Shares prior to the exercise of this Warrant, and then only with respect to those shares of Common Stock actually acquired upon such due and proper exercise.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

NYTEX ENERGY HOLDING, INC.
By:
Name:
Title:

FORM OF EXERCISE NOTICE
(To be executed by the Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)
To: NYTEX ENERGY HOLDING, INC.
The undersigned is the Holder of Warrant No.                      (the “Warrant”) issued by NYTEX Energy Holding, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.
(a)	The Warrant is currently exercisable to purchase a total of Warrant Shares.

(b)	The undersigned Holder hereby exercises its right to purchase Warrant Shares pursuant to the Warrant.

(c)	The holder shall make payment of the Exercise Price as follows (check one):

“Cash Exercise” under Section 10.

“Cashless Exercise” under Section 10.

(d)	If the holder is making a Cash Exercise, the holder shall pay the sum of $ to the Company in immediately available funds in accordance with the terms of the Warrant.

(e)	Pursuant to this exercise, the Company shall deliver to the holder Warrant Shares in accordance with the terms of the Warrant.

(f)	Following this exercise, the Warrant shall be exercisable to purchase a total of Warrant Shares.

(g)	Notwithstanding anything to the contrary contained herein, this Exercise Notice shall constitute a representation by the Holder that, after giving effect to the exercise provided for in this Exercise Notice, the Holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person’s affiliates) of a number of shares of Common Stock which exceeds the Maximum Percentage of the total outstanding shares of Common Stock as determined pursuant to the provisions of Section 11 of the Warrant.

(h)	The Holder represents that, as of the date of exercise:
i.	the Warrant Shares being purchased pursuant to this Exercise Notice are being acquired solely for the Holder’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale; and

ii.	the Holder is an “accredited investor” as such term is defined in Rule 501(a)(1) of Regulation D promulgated by the U.S. Securities and Exchange Commission under the Securities Act.
(i)	If the Holder cannot make the representations required in Section (h)(ii) above because it is factually incorrect, it shall be a condition to the exercise of the Warrant that the Company receive such other representations as the Company considers necessary, acting reasonably, to assure the Company that the issuance of securities upon exercise of this Warrant shall not violate any United States or other applicable securities laws.

Dated: ,	Name of Holder:

(Print)

By:

Name:

Title:

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT
[To be completed and signed only upon transfer of Warrant]
     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                               the right represented by the within Warrant to purchase                      shares of Common Stock of NYTEX Energy Holding, Inc. to which the within Warrant relates and appoints                                          attorney to transfer said right on the books of NYTEX Energy Holding, Inc. with full power of substitution in the premises.
     The undersigned transferee agrees to be bound by the covenants of the Warrant Holder during the term of the Warrant.
     The undersigned transferee agrees represents and warrants that:
i.	the Warrant Shares being purchased pursuant to this Assignment are being acquired solely for the transferee’s own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale; and

ii.	the undersigned transferee is an “accredited investor” as such term is defined in Rule 501(a)(1) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.
     If the undersigned transferee cannot make the representations required in clause (ii) above because it is factually incorrect, it shall be a condition to the transfer of the Warrant that the Company receive such other representations as the Company considers necessary, acting reasonably, to assure the Company that the transfer of this Warrant shall not violate any United States or other applicable securities laws.
Dated:                                         ,

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

Address of Transferee

Signature of Transferee
In the presence of: